Exhibit 10.29

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EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”), dated as of April 16, 2019 (the “Effective Date”), is made by and between NeuroRx, Inc., a corporation organized under the laws of the State of Delaware and the United States of America and having a mailing address of 913 N. Market Street, Suite 200, Wilmington, DE 19801 USA (“Licensee”), and Sarah Herzog Memorial Hospital Ezrat Nashim, a non-profit organization (Amutah) organized under the laws of the State of Israel of 96 Givat Shaul Street, Jerusalem, Israel (“Licensor”). Each of the Licensor and Licensee may also be identified herein as a “Party” and together as the “Parties”.

WHEREAS, Licensor is the owner of the Existing Patents (defined below) and has the right to grant licenses thereunder; and

WHEREAS, Licensee desires and Licensor is willing to grant an exclusive license to the Licensed Intellectual Property (defined below), on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I: DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Affiliate” shall mean any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. “Control” shall mean the holding of more than fifty percent (50%) of (i) the equity, or (ii) the voting rights, or (iii) the right to elect or appoint directors. For avoidance of doubt, common membership of one or more individuals on the Board of Directors of one Party hereto and on the Board of Directors of a third party, does not per se render the third party an “Affiliate” of that Party.

1.2 “Commercially Reasonable Efforts” shall mean the expenditure of those efforts and resources used consistent with the usual practice of companies in the pharmaceutical industry, in pursuing development and/or commercialization of similar pharmaceutical products with similar market potential and at a similar stage in development.

1.3 “Field” shall mean all products containing (a) D-cycloserine (including metabolites and structural variants thereof) combined with an antidepressant agent or an antipsychotic agent (including but not limited to Lurasidone), said antipsychotic agent approved for treatment

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of bipolar depression associated with bipolar and related disorders and/or depressive disorders as defined in DSM-V in effect as of the Effective Date, or (b) D-cycloserine (including metabolites and structural variants thereof) for treatment of all types of bipolar, depressive, and/or anxiety disorders as defined in DSM-V in effect as of the Effective Date, and/or symptoms thereof.

For the avoidance of doubt, fixed dose combination of D-cycloserine and Lurasidone, such as “NRX-101”, is a product within the Field under sub-sections (a) and (b) above.

1.4 “Herzog Hospital Study” shall mean the investigator (Prof. Uriel Heresco-Levy) -initiated randomized add-on trial of high-dose D-cycloserine for treatment-resistant depression carried out at Herzog Hospital.

1.5 “Licensed Intellectual Property” shall mean the Licensed Patents and the Licensed Know-How.

1.6 “Licensed Know-How” shall mean the de-identified data collected in the course of the Herzog Hospital Study (the “Study Data”) at least a portion of which has been supplied to the Licensee, to the extent located by Licensor prior to the execution of this Agreement, and all scientific, clinical or other information, knowledge and know-how and materials that may be developed in Licensor’s laboratories or facilities or by any employee or contractor of Licensor prior to, on or after the Effective Date and during the Term that have specific application to the development of any Licensed Product and/or to the Licensed Patents, including but not limited to data, reports, and materials from preclinical or clinical studies, know-how and information necessary and/ or useful for the research, development, manufacture or commercialization of Licensed Product, in each case owned or controlled by Licensor or any of its Affiliates.

1.7 “Licensed Patents” shall include those patents and patent applications set forth in Part I of APPENDIX A hereto (the “Existing Patents”), and such additional patents and patent applications as may from time to time be added to APPENDIX A via an amendment thereto as provided under Paragraph 13.2 hereof.

1.8 “Licensed Product” shall mean any Product as specified in (a) or (b) in the definition of Field herein.

1.9 “Milestone Payments” shall mean the payments payable by Licensee to Licensor pursuant to paragraph 3.2(a) below.

1.10 “Products” shall mean any article, composition, apparatus, device, kit, substance, chemical, composition or formulation or any other material, process or service.

1.11 “Revenues” shall mean income of Licensee from sales of Licensed Products by Licensee and its Affiliates (but not by Sublicensees), calculated as gross receipts from sales of Licensed Products in the Territory during the Term less the sum of the following:

(a) discounts actually allowed and granted (including, without limitation, cash

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discounts and quantity discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers (a “Discount”); provided however, that where any such Discount is based on sales of a bundled set of products in which such Licensed Product is included, the Discount shall be allocated to such Licensed Product on a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the unit volume) of the Licensed Product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale;

(b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Product, including such Licensed Product returned in connection with recalls or withdrawals;

(c) freight out, postage, shipping and insurance charges for delivery of such Licensed Product;

(d) taxes or duties levied on, absorbed or otherwise imposed on the sale of such Licensed Product, including, without limitation, value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by a third party; and

(e) bad debts and uncollectible receivables, solely to the extent included in pre-deducted revenues.

1.12 “Royalties” shall mean the payments payable by Licensee to Licensor pursuant to paragraph 3 .2(b) below.

1.13 “Settlement Agreement” shall mean the Confidential Settlement Agreement and General Release Agreement between the Parties and certain third parties, of even date.

1.14 “Sublicense” shall mean any grant by the Licensee or its Affiliates of any of the rights granted under this Agreement or any part thereof, including the right to develop, manufacture, market, sell or distribute the Licensed Intellectual Property, for which grant the recipient of the Sublicense is required to pay the grantor of the Sublicense (or the grantor’s related entity). “Sublicensees” shall be construed accordingly.

1.15 “Sublicensee Income” shall mean monetary or other non-equity income in any form received by Licensee or its Affiliates from Sublicensees arising from the sublicensing of Licensee’s rights hereunder, or the grant of an option for a Sublicense, except amounts received by the Licensee which constitute Revenues based on sales by Sublicensees in respect of which the Company is required to pay Royalties to Licensor.

1.16 “Sublicense Fees” shall mean the payments payable by Licensee to Licensor pursuant to Paragraph 3.2(e) below.

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1.17 “Sublicense Royalties” shall mean the payments payable by Licensee to Licensor pursuant to Paragraph 3.2(c) below. Unless the context dictates otherwise, all references to Royalties herein shall be deemed as including Sublicensee Royalties.

1.18 “Term” shall have the meaning ascribed to such term in Section 12.1 herein.

1.19 “Term Sheet” means the license appendix contained in the Agreement in Principle and Summary of Terms, that preceded this Agreement.

1.20 “Territory” shall mean worldwide.

1.21 “Third Party” shall mean any Party other than Licensor and Licensee and any Affiliate of Licensor or Licensee.

1.22 “Valid Claim” shall mean any issued claim in the Licensed Patents that has not been finally invalidated or held to be unenforceable.

ARTICLE II: GRANT

2.1 Grant of License. Licensor hereby grants to Licensee, and Licensee accepts from Licensor, an exclusive royalty-bearing right and license solely within the Territory and solely for the Field, with right to Sublicense as set forth below, to Licensed Patents, to make, have made, use, sell, offer to sell and import Licensed Products, for the Term, unless this Agreement shall be earlier terminated according to the terms and conditions contained herein.

2.2 Reservation of Rights. Licensee acknowledges and agrees that Licensor expressly reserves the rights for itself to practice under Licensed Patents, and to use the associated technology in the Field, in each case solely for its own non-commercial research and educational purposes, and in all cases excluding research funded by for-profit entities or research subject to licensing or other obligations to Third Parties which conflict with the license and other rights granted to Licensee, or obligations assumed by Licensor, herein.

2.3 Non-assertion of Rights. Licensor shall not bring (and shall cause its Affiliates not to bring) any action asserting that the making, having made, use, sale, offer for sale or importation by Licensee, its Affiliates or its Sublicensees of Licensed Products in the Field in the Territory infringes or would infringe any of the Licensed Patents.

2.4 Transfer of Licensed Know-How. Within ninety (90) days after the Effective Date, the Parties shall coordinate a transfer to Licensee from Licensor of any additional Licensed Know-How that may be located by Licensor. Licensor shall support such transfer at Licensor’s cost; provided, however, that Licensee shall reimburse Licensor for any costs and expenses for any required travel by any employees of Licensor in connection with such transfer. Regardless of whether additional Licensed Know-How is located after the Effective Date, Licensee hereby confirms the receipt of the Study Data and that it shall have no claims against the Licensor, should the Licensor fail to locate any additional Licensed Know-How.

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2.5 Grant of Sublicenses. Licensee shall have the exclusive right to grant Sublicenses during the Term. All Sublicenses granted by Licensee of its rights hereunder shall be subject to and consistent with the applicable terms of this Agreement (e.g., for clarity, Sublicensees have no direct obligations under Article III), and shall not derogate from the rights of the Licensor hereunder. Without derogating from the generality of the foregoing, Licensee shall have the right to grant Sublicenses so long as Licensee complies with the provisions of sub-paragraphs (a) – (e) below:

(a) A Sublicense shall be an arm’s length, bona fide transaction.

(b) The Licensee shall provide Licensor with a then current draft of any Sublicense agreement no later than ten (10) business days prior to its execution and an execution copy within ten (1 0) business days after its execution and disclose fully all revenues and other consideration it has received or may receive from the Sublicensee. In addition, Licensee shall provide Licensor with an executed copy of all material amendments to the Sublicense (if any) within ten (10) days of the execution of such amendments.

(c) Any act or omission of the Sublicensee which is not promptly remedied by Licensee or the Sublicensee and which would have constituted a breach of this Agreement by Licensee had it been an act or omission of Licensee, and which Licensee has not made best efforts to promptly cure, including termination of the Sublicense, shall constitute a breach of this Agreement by Licensee.

(d) Licensee shall require each Sublicensee to provide it with regular written royalty reports, which it shall provide to Licensor.

(e) In the event of termination of the license granted to Licensee hereunder prior to expiration, any existing Sublicense shall terminate.

ARTICLE III: PAYMENTS

3 .1 Reserved.

3.2 License Payments. For the rights, privileges and license granted hereunder, Licensee shall pay to Licensor during the Term the following amounts:

(a) Milestone Payments. Provided that such milestone is reached after the Effective Date, Licensee agrees to pay to Licensor the following Milestone Payments when each of the following milestones is reached with respect to Licensed Products in the Field as set forth below, by either Licensee, an Affiliate or any Sublicensee:

Milestone	Milestone Payment Due
End of Phase I Clinical Trials of Licensed Product	$100,000

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Milestone	Milestone Payment Due
End of Phase II Clinical Trials of Licensed Product	$250,000

End of Phase III Clinical Trials of Licensed Product	$250,000

First Commercial Sale of Licensed Product in USA	$500,000

First Commercial Sale of Licensed Product in Europe	$500,000

Annual Revenues in Territory Reach $100,000,000	$750,000

Milestone payments are only due and payable for milestones reached after the Effective Date and shall not be owed or payable in arrears or otherwise for milestones reached prior to the Effective Date. Milestone payments are paid only once per phase of development for a given Licensed Product, not for each trial within a phase for that Licensed Product. Any milestone payment amounts that are due shall be reduced by 25% for each milestone reached during the development of that certain Licensed Product designated by Licensee as “NRX-101” (fixed dose combination of D-cycloserine and lurasidone) as that designation is used in Investigational New Drug Application No. 129194 approved by the U.S. FDA on January 25, 2017. Milestone payments shall cease to accrue and to be due and payable as of the date of expiration of the Term or a final judgment of invalidity or unenforceability of the last of the Licensed Patents, provided that the given milestone(s) shall not yet have been met as of that date. Any Sublicense Fees paid to Licensor in connection with a Sublicense (or option for Sublicense) of any particular Licensed Product or part of the Licensed Intellectual Property (the “Relevant Product” and “Relevant Technology”|, respectively) will be credited against any Milestone Payments thereafter due to Licensor in respect of the Relevant Product or any Licensed Product developed with the Relevant Technology, and alternatively, any Milestone Payments paid to Licensor in respect of any Licensed Product will be credited against any amount on account of Sublicense Fees thereafter due to Licensor in connection with a Sublicense (or option for Sublicense) of such Licensed Product or part of the Licensed Intellectual Property with which such Licensed Product was developed.

(b)	Royalties on Revenues (“Royalties”) either under (i) or (ii) below, as follows (for clarity, Royalties are never owed on the same Revenues under both (i) and (ii) below):

(i) A Royalty in an amount equal to 1% of Revenues from any Licensed Product when at least one granted Licensed Patent remains in force in the Territory, if said Licensed Product is not covered by a Valid Claim in the country or region of manufacture or sale.

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(ii) A Royalty in an amount equal to 2.5% of Revenues from any Licensed Product that is covered by at least one Valid Claim in the country or region in which the Licensed Product is manufactured or sold.

(c)

Royalties at the rates set forth in (i) and (ii) in Paragraph 3.2(b) above of total revenues generated by Sublicensees from sale of Licensed Products (“Sublicense Royalties”) provided, however, that Sublicense Royalties payable to Licensor on revenues pursuant to this Paragraph 3.2(c) in relation to any particular sale of Licensed Product by a Sublicensee shall not exceed eight point five percent (8.5%) of the payment received by the Licensee or its Affiliate from the Sublicensee in relation to such sale.

(d)	An annual License Maintenance Fee as follows:

On the Effective Date:	$100,000
On the 1st Anniversary of the Effective Date:	$75,000
On the 2nd Anniversary of the Effective Date:	$100,000
On the 3rd and each subsequent	$150,000
Anniversary of the Effective Date:

(e)	Ten percent (1 0%) of all Sublicensee Income (“Sublicense Fees”).

3.3 Currency Conversions. For converting into United States Dollars any payment accrued hereunder in the currency of any other country, the rate of exchange for the purchase of United States Dollars with such currency quoted by The Chase Manhattan Bank, New York, New York, on the last business day of the payment period in question shall be used.

3.4 Taxes. For the avoidance of doubt, in calculating amounts received by Licensee, whether by way of Revenues or Sublicense Income, any amount deducted or withheld in connection with any payment to Licensee, on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by Licensee in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, as having been received by Licensee.

3.5 Deductions at Source. If Licensee is required to deduct withholding tax at source from payments to Licensor, under applicable law, the Licensee will provide Licensor with reasonable assistance with Licensor’s efforts to claim an exemption from or reduction in any applicable tax withholdings and (if applicable) a refund of tax withheld, or to obtain a credit with respect to the tax paid.

3.6 Late Payments. All payments set forth in this Agreement shall, if not paid within thirty (30) days of the due date, bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal on the due date plus 200 basis points, or (b) the maximum interest rate permitted by law. The payment of such interest shall not foreclose Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

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ARTICLE IV: DEVELOPMENT/MARKETING EFFORTS AND DILIGENCE

4.1 Diligence. Upon the execution of this Agreement, Licensee represents that it intends to, and warrants that it shall, using Commercially Reasonable Efforts, proceed with the development, refinement, testing, manufacture, sale and commercialization of at least one Licensed Product, and shall, using Commercially Reasonable Efforts, endeavor to have the Licensed Product approved for marketing in the United States and such other countries as shall be determined by and in the sole discretion of Licensee and shall use Commercially Reasonable Efforts to have Licensed Product marketed within a reasonable time after execution of this Agreement, and in quantities sufficient to meet the market demands for them. Licensee shall use Commercially Reasonable Efforts to bring one or more Licensed Products into the commercial market as soon as practicable and to continue active marketing efforts for one or more Licensed Products throughout the Term.

4.2 Marking. Licensee shall mark and have marked every Licensed Product with the patent numbers of the Licensed Patents as appropriate under applicable law.

4.3 Research and Clinical Trial Work. For research to be conducted in Israel sponsored by Licensee, Licensee will offer Licensor a right of first refusal to participate as a study site for clinical and preclinical studies, to the extent suitable based on Licensor’s capabilities (which the Parties shall discuss in good faith on an ad hoc basis). Such offers will be contingent on Licensor successfully obtaining Good Clinical Practices (“GCP”) and Good Laboratory Practices (“GLP”) certifications (as applicable) with an appropriate regulatory body. Once Licensee notifies Licensor of any such opportunity, and Licensor affirms in writing within fifteen (15) days that it wishes to pursue such opportunity, the Parties will negotiate in good faith for a period of sixty (60) days. If the Parties are unable to agree on terms for such participation by Licensor as a study site during such period of time, Licensee shall be free to undertake such participation itself or through an Affiliate or engage any other person to participate in such clinical and preclinical studies.

ARTICLE V: REPORTS AND RECORDS

5.1 Books and Records. Licensee shall keep and preserve, in accordance with generally accepted accounting principles and procedures, complete and accurate books, records and accounts containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder. Said books, records and accounts shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and supporting data shall be open, upon reasonable notice at all reasonable times and places during business hours for five (5) years following the end of the calendar year to which they pertain, to the

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inspection of Licensor or its agents, for the purpose of verifying Licensee’s royalty and other payment statements or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than five percent (5%) discrepancy in reporting to Licensor’s detriment, Licensee agrees to reimburse Licensor for the full cost of such inspection.

5.2 Delivery of Reports. Licensee shall, within thirty (30) days of March 31, June 30, September 30 and December 31 of each year, beginning the first calendar quarter which commences after the Effective Date of this Agreement, deliver to Licensor true and accurate reports, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees during the preceding quarterly period under this Agreement as shall be pertinent to the calculation of Royalties, Sublicensee Income/Fees and other payment accounting hereunder.

5.3 Report Payments. With each such report submitted, Licensee shall pay to Licensor all Royalties, Sublicensee Fees, and any other payment owed, due and payable under this Agreement, save for Milestone Payments, which are due upon each relevant milestone being met. If no payments shall be due, Licensee shall so report.

5.4 Status and Progress Reports. Within one week of the Effective Date, the Licensee shall provide Licensor with a list of Licensed Products under development and the status thereof (i.e. pre-clinical development or phase of clinical trials, as the case may be). Moreover, along with each payment report due on June 30 and December 31 of each year pursuant to Paragraph 5.2, Licensee shall also submit to Licensor semiannual progress reports (“Progress Reports”) covering Licensee’s activities describing its development and testing of Licensed Products, its collaborations, joint ventures and other commercialization efforts, occurring in each six-month period ending June 30 and December 31 during the Term beginning in calendar year 2019. Progress Reports shall be due within thirty (30) days of the end of the preceding six-month period. Licensor shall keep such reports confidential under Article XI, to the extent reports are suitably designated as such.

ARTICLE VI: FILING, PROSECUTION AND MAINTENANCE OF LICENSED PATENTS

6.1 IP Filing, Prosecution and Maintenance. Licensee acknowledges and agrees that Licensor shall be responsible for preparing, applying for, seeking prompt issuance of, and maintaining the Licensed Patents during the Term. Licensor agrees to provide Licensee with copies of all patents, patent applications, patent office correspondence and all other material correspondence between Licensor and its patent counsel relating to the Licensed Patents that it receives. Licensor shall inform Licensee of any action affecting the Licensed Patents in any manner (other than purely technical actions), so as to allow Licensee reasonable time to provide its input to Licensor. All actions and decisions to be taken with respect to Licensed Patents, including any amended or newly presented claim language, shall be carried out cooperatively, with a view to

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ensuring optimal patent coverage for the Licensed Products to the extent practicable, in a timely manner so as to ensure that maintenance fees are timely paid for all issued patents in Licensed Patents, and fees are timely paid and all necessary actions timely taken so as to maintain pendency of pending patent applications in Licensed Patents. In the event of any disagreement between the Parties in relation to any action, the final decision shall lie with Licensor. Licensee shall ensure that Prof. Daniel Javitt, as a co-inventor of the Licensed Patents, will cooperate with all required actions for pending applications (e.g., signing inventor declarations and the like).

6.2 Reimbursement of Prior Patent Costs. Licensee shall reimburse Licensor for the actual costs incurred by Licensor for filing, prosecuting and maintaining the Licensed Patents prior to the Effective Date, as detailed in Exhibit C attached hereto, within forty-five (45) days of the Effective Date.

6.3 Ongoing Payment of Filing and Prosecution Costs of Licensed Patent. Licensor shall provide Licensee with an invoice detailing costs of filing and prosecuting Licensed Patents paid after the Effective Date within sixty (60) days of each payment. Licensee shall pay to Licensor the full amount of any such invoices within thirty (30) days of receipt thereof.

6.4 Ongoing Payments for Maintenance of Licensed Patents. Licensee will be solely responsible for directly and timely paying all maintenance fees on Licensed Patents that are issued and in force as of or after the Effective Date, and Licensor and Licensee shall work cooperatively to schedule and ensure timely payment of all such maintenance fees during the Term.

ARTICLE VII: INFRINGEMENT AND OTHER ACTIONS

7.1

Notice of Infringement. Each Party shall promptly notify the other Party in writing of any alleged or threatened (i) infringement of the Licensed Patents by a third party, (ii) assertion of any invalidity or unenforceability of any of the Licensed Patents by any third party, in each case in the Field in the Territory, of which such Party becomes aware.

7.2

To the extent permitted by applicable law, if the Licensee, its Affiliate or any Sublicensee makes (directly or indirectly), any assertion, application or claim, or initiates or supports (directly or indirectly) any action or proceeding, that challenges the validity, enforceability or scope of any of the Licensed Patents (“Challenge Proceeding”), Licensor will have the right, at any time following the commencement of the Challenge Proceeding, to terminate this Agreement solely with respect to the Licensed Patent(s) that are included in the Challenge Proceeding, but not with respect to any Licensed Patent(s) that are not included in the Challenge Proceeding. If the outcome of such Challenge Proceeding is in Licensee’s favor, Licensee will have no right to recoup any Royalties or other amounts paid to Licensor hereunder before or during the course of such Challenge Proceeding. If the determination is in favor of Licensor, Licensee shall reimburse Licensor’s entire costs and attorneys’ fees for the Challenge Proceeding, and the rates set forth in Paragraphs 3.2(b)(i), (ii) and 3(c), shall be doubled.

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7.3

Action Against Infringement. The Licensee, its Affiliate or Sublicensee shall have the first right, but not obligation, in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents against any infringement of the Licensed Patents in the Field. Before the Licensee, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Licensee shall give careful consideration in good faith to the views of Licensor in making its decision whether or not to initiate any legal action and, if relevant, make these views known to its Affiliate or Sublicensee. The Licensee shall, or, if relevant, shall ensure that its Affiliate or Sublicensee shall, continuously keep Licensor apprised of all developments in the action and shall continuously provide Licensor with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action( s) and all correspondence with the other parties to the proceedings, and shall seek Licensor’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents.

7.4

If Licensor shall determine that the legal actions taken by Licensee pursuant to Paragraph 7.3 may adversely affect Licensor’s rights hereunder, Licensor shall be entitled to appoint its own counsel to represent it in such litigation. If the Licensee, its Affiliate or its Sublicensee elects to commence an action as described above and Licensor is a legally indispensable party to such action (being the registered owner of the infringed patent rights), Licensor, at the Licensee’s expense, may be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

(a) the Licensee shall promptly provide Licensor with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Licensee for review, and all Licensor’s comments in respect thereof will be taken into account;

(b) any out of pocket expenses incurred by the Licensee or Licensor in connection with such action(s ), including all legal and litigation related fees and expenses, all out of pocket expenses for external assistance required to comply with any discovery or other motions and any costs or amounts awarded to the counterparties in such action(s) shall be borne by the Licensee;

(c) if Licensor shall determine that a conflict of interest exists between the Licensee and Licensor, Licensor shall be entitled, at its own expense, to appoint its own counsel to represent it in such litigation and the Licensee shall make best efforts to ensure that such counsel chosen by Licensor is fully informed and receives all material necessary to adequately participate in such action; and

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(d) the Licensee shall bear all costs, expenses and awards incurred by or awarded against Licensor, with respect to any action filed against Licensor alleging that an action initiated by the Licensee pursuant to the terms of this Article VII was anticompetitive, malicious, or otherwise brought for an improper purpose, whether by a counterparty to such aforementioned action or by any third party.

7.5

If Licensor is not required by law to be joined as a co-plaintiff in any action brought by Licensee under Paragraph 7.3, Licensor, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff at its own initiative and shall jointly control the action with Licensee, its Affiliate or its Sublicensee. Irrespective of whether Licensor joins any such action as described above it shall provide reasonable cooperation to Licensee, its Affiliate or its Sublicensee. Licensee shall reimburse Licensor for any costs it incurs as part of an action brought pursuant to Paragraph 7.3 where Licensor has not elected to join the action as a co-plaintiff at its own initiative.

7.6

If Licensee does not take action in the legal action and enforcement of Licensed Patents against any infringement of the Licensed Patents in the Field pursuant to Paragraph 7.3 above, and has not commenced negotiations with the infringer for the discontinuance of said infringement, within ninety (90) days after becoming aware of such infringement, Licensor may elect to do so. The expenses of such suit or suits that Licensor elects to bring, including any reasonable expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensor. Licensor shall not compromise or settle litigation in a manner that adversely impacts the rights of Licensee hereunder without the prior written consent of Licensee, which consent shall not be umeasonably withheld or delayed. In the event Licensor exercises its right to sue pursuant to this Paragraph 7.6 it shall retain all sums recovered in such suit or in settlement thereof.

7.7

No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered by either Party without the consent of the other Party, which consent shall not be umeasonably withheld, conditioned or delayed.

7.8

Any award or settlement payment resulting from an action initiated by Licensee pursuant to this Article VII shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter shall be paid to Licensee and shall be deemed Sublicense Income received under this Agreement, in respect of which Sublicense Fees shall be due to the Licensor.

7.9

If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit after both Patties agree on the sharing of expenses.

7.10

Cooperation. In any infringement suit regarding the Licensed Patents brought by one Party, the other Party shall, at the request and expense of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

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ARTICLE VIII: INDEMNIFICATION; REPRESENTATIONS AND WARRANTIES

8.1 Indemnification. Licensee shall at all times during the Term and thereafter, indemnify, defend and hold Licensor, its Affiliates and any of their respective trustees, directors, officers and employees, (collectively, the “Indemnitees”) harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, resulting from any third party claims (including for death of or injury to any person or persons or out of any damage to property) (collectively, “Claims”) (i) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products; or (ii) arising from any material breach of this Agreement by Licensee; provided however, that the above indemnification for the benefit of the Indemnitees shall not apply to any Claims to the extent attributable to the gross negligence or misconduct of such indemnitee or to a material breach by Licensor of this Agreement. Licensee shall ensure that any Sublicensee shall provide undertakings of indemnification which shall also be given also in favor of and shall be actionable by the Indemnitees.

8.2 Insurance. Throughout the Term while a clinical trial on, or commercial sales of, a Licensed Product is/are occurring, Licensee shall carry in full force and effect clinical trial and commercial, general liability insurance which shall protect Licensee and Licensor with respect to events covered by Paragraph 8.1 hereinabove. Such insurance shall be written by a reputable insurance company, shall list Licensor as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days’ written notice to be given to Licensor prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. Licensee shall provide Licensor with Certificates of insurance evidencing the same.

8.3 Limited Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR AND THE REST OF THE INDEMNITEES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF LICENSED PATENTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENTS OF ANY THIRD PARTY. IN NO EVENT SHALL THE INDEMNITEES BE LIABLE FOR INCIDENTAL OF CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, BUSINESS

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OR GOODWILL WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT OR OTHERWISE ARISING OUT OF THIS AGREEMENT REGARDLESS OF WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW, OF THE POSSIBILITY.

8.4	Licensor Representations and Warrantees. Licensor represents and warrants that:

(a) Licensor is or shall be the exclusive owner of the Licensed Patents and has the sole right to grant to Licensee the rights granted herein and the rights are unencumbered by any liens;

(b) There are no other patents or patent applications that are granted or pending as of the Effective Date that are in the priority chain of U.S. Patent No. 9,789,093 (referred to by the Parties occasionally as “Patent 3”) other than those that are listed as Licensed Patents in Appendix A of this Agreement;

(c) Licensor is not aware (without having conducted any investigation) of any third party patents that would block the commercialization of Licensed Products, it being understood that Licensor has not procured any freedom to operate opinion;

(d) Licensor has not received any notice, including written notice, alleging any infringement by Licensor of any intellectual property rights of a third party in respect of the Licensed Patents or Licensed Products;

(e) The rights granted under this Agreement do not conflict with the rights granted by Licensor to any third party;

(f) The Study Data were collected by or for Licensor under a preclinical or clinical trial protocol that complied with the standards mandated for such trials by the Israeli Ministry of Health and the Institutional Review Board (IRB) of Herzog Hospital;

(g) Licensor has disclosed to Licensee all existing patent rights in the control of Licensor known to Licensor as are needed to commercialize any Licensed Product.

ARTICLE IX: NOTICES AND OTHER COMMUNICATIONS

9.1 Notices. All notices and other communications permitted or required by this Agreement shall be in writing and shall be deemed to have been duly served (i) upon personal delivery (effective upon delivery); (ii) upon sending of an email with confirmation of receipt (effective upon transmission but if not sent on a business day or after business hours, then on the following business day); or (iii) seven (7) business days after deposit, postage prepaid, return receipt requested, if sent by registered mail and addressed to the address of the relevant Party listed below or in accordance with such other address information as the Party to receive notice may provide in writing to the other Party in accordance with the above notice provisions. Any notice given by any other method will be deemed to have been duly served upon receipt thereof.

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In the case of Licensor:

Sarah Herzog Memorial Hospital Ezrat Nashim

Attn.: Yehezkel Caine M.D., M.Sc. C.E.O.

96 Givat Shaul Street

Phone: +972-2-5316817

Email: caine@herzoghospital.org

In the case of Licensee:

NeuroRx, Inc.

Attn.: Brian J. Del Buono, Ph.D., J.D., Chief Legal Officer

11200 Rockville Pike

Suite 405

North Bethesda, MD 20852 USA

Phone: +1-484-254-6134 x707

Email: bdelbuono@neurorxpharma.com

ARTICLE X: DISPUTE RESOLUTION

10.1 Dispute Resolution. Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable reliefto preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which the Parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The Party raising such dispute shall promptly advise the other Party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party and shall additionally have advised the other Party in writing of the name and title of such representative. By not later than ten (1 0) business days after the date of such notice of dispute, the Parties shall jointly select a mediator, and such representatives shall schedule a date with such mediator for a mediation meeting. The Parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the Parties have not been able to resolve the dispute within thirty (3 0) business days after commencement of such mediation process, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the state or federal courts located in Wilmington, Delaware, to whose exclusive jurisdiction and venue for such purposes Licensor and Licensee each hereby irrevocably consents and submits.

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10.2 No Waiver. Notwithstanding the foregoing, nothing in this Article X shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE XI: CONFIDENTIALITY. PUBLICATIONS

11.1 All information designated by either Party or its Affiliates as confidential, disclosed or made available by such Party or on its behalf or by any of its Affiliates and their respective employees, officers, agents, contractors or consultants, or otherwise obtained or produced in connection with, relating to or arising from this Agreement, (provided that for the purpose of this section, subcontractors and/or research partners of the Company who have executed in advance and in writing, an obligation of confidentiality, shall not be deemed third parties), whether in written, oral, electronic or any other form (respectively “Discloser” and “Confidential Information”) shall be treated by the other Party and its Affiliates and their respective employees, service providers, consultants and assistants (each, a “Recipient”), as confidential both during the term of this Agreement and thereafter following termination of this Agreement. For the avoidance of doubt, the Study Data shall be treated as Confidential Information of the Licensor hereunder. The Recipient shall safeguard such Confidential Information with the same degree of care that Recipient maintains or protects its own confidential information, but in any event, no less than a reasonable degree of care.

11.2 Recipient may not disclose any of the Discloser’s Confidential Information to any third party without prior written approval from the Discloser, except (i) to Recipient’s employees and or associated staff involved in the performance of Recipient’s duties and obligations hereunder who have a need-to-know, and who are bound by confidentiality and non-use undertakings similar to those contained herein; and (ii) to the extent required by law and/or court order and/or any national regulatory authority, provided that Recipient promptly notifies the Discloser thereof in order to enable it to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with Recipient’s assistance, if necessary). The confidentiality restrictions shall not apply to information which the Recipient can prove was in its possession at the time of disclosure as evidenced by its records or which is, or becomes, public domain through no fault of a Recipient or a breach of this Agreement. Confidential Information shall not be deemed to be in the public domain merely because any part of the Confidential Information is embodied in general disclosure or because individual features, components or combinations thereof are now or become known to the public.

11.3 Neither Party shall disclose this Agreement and the terms hereof, or use the name of the other Party or any of their respective employees or service providers in any manner whatsoever, including marketing, advertising, press release or other promotional literature or any other publicity, without the other Party’s prior written consent, all except for any mention in any applications to official authorities for regulatory approval (to the extent necessary), or in the

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fulfillment of any duty owed (if any) to any competent authority. In case of an official press release or any other media publication, the Parties shall act in a manner agreed upon by the Parties. The Licensee shall be entitled to provide a copy of this Agreement as part of a due diligence process by a potential investor or potential business partner, provided that the counterparty executes a confidentiality undertaking with obligations and restrictions that are no less stringent than those provided herein.

11.4 Licensor shall have the right to publish findings relating to the Licensed Intellectual Property in any scientific j oumals, manuscripts, book chapters or at any scientific conferences or meetings or to give oral presentations (including lectures or seminars) to third parties relating thereto. Notwithstanding the foregoing, any such publication or disclosure shall be on the condition that, to the extent that the information to be published or disclosed is information which is not in the public domain, the said contemplated publication or disclosure shall have been furnished to the Licensee in advance and in writing and the Licensee shall have failed to notify Licensor in writing, within thirty (30) days from receipt of the said draft publication or disclosure, that it identified non-public information that should be protected by a patent application. Should the Licensee notify Licensor pursuant to the preceding sentence that an application for a Licensed Patent application be filed accordingly, then Licensor shall postpone such publication or disclosure until an application for a Licensed Patent is filed, or, at Licensor’s election, the relevant non-public information shall be deleted from such publication or disclosure.

ARTICLE XII: TERM AND TERMINATION

12.1 Term. The term of this Agreement shall commence upon the Effective Date and shall continue until the expiration of the last-to-expire Licensed Patent or final judgment of invalidity or unenforceability of the last of the Licensed Patents (the “Term”) unless earlier terminated pursuant to its terms.

12.2 Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

(a)

immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings. Each of the Parties undertakes to notify the other within seven (7) days if any of the abovementioned events occur; or

(b)	upon breach of this Agreement, where such breach has not been remedied within sixty (60) days from the breaching Party’s receipt of written notice from the non-breaching Party requiring such remedy.

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12.3 Upon termination of this Agreement for any reason other than the expiration of the Term, the license granted hereunder shall terminate, the Licensed Intellectual Property and all rights included therein shall revert to Licensor and Licensee shall immediately return all physical embodiments thereof to Licensor. Licensor shall be free to enter into agreements with any other third parties for the granting of a license to the Licensed Intellectual Property or to deal in any other manner with such right as it shall see fit at its sole discretion.

12.4 Survival. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination; and this Paragraph 12.4 and Articles I, VIII, IX, X, XI, and this XII shall survive any such termination. Licensee and any Sublicensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, within the first six (6) months following termination, provided that Licensee submits the reports required by Article V hereof and pays Royalties in respect thereto as provided herein. Upon termination of this Agreement for any reason, Licensee’s obligation to make payments pursuant to Article III hereof shall terminate, except in respect of revenues from the sale of Licensed Products received prior to the date of termination or following the date of termination, as permitted pursuant to this Paragraph 12.4, as well as any other payment that accrued prior to the date of termination of this Agreement.

ARTICLE XIII: MISCELLANEOUS PROVISIONS

13.1 Entire Agreement; Preference of Documents. This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, or undertakings, either verbal or written, between the Parties relating to the subject matter hereof. For avoidance of doubt, this Agreement supersedes and replaces the provisions of the Term Sheet, as of the Effective Date hereof. This Agreement is a stand-alone agreement, In the event of any conflict between the provisions of this Agreement and the Term Sheet, the provisions of this Agreement shall govern.

13.2 Amendment. This Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of both Parties.

13.3 Severability. Should any provision of this Agreement be held to be illegal, invalid or unenforceable, by any court of competent jurisdiction, such provision shall be modified by such court in compliance with the law and, as modified, enforced. The remaining provisions of this Agreement shall be construed in accordance with the modified provision as if such illegal, invalid or unenforceable provision had not been contained herein.

13.4 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by both Parties hereto to express their mutual intent and no rule of strict construction against either Party shall apply to any term or condition of this Agreement.

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13.5 No Partnership, etc. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency or an association of any kind between the Parties.

13.6 No Waiver. The failure of one Party hereto to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, rights or elections or in any way to affect the validity of this Agreement, or excuse a similar subsequent failure to perform any such term or condition by the other Party. Any waiver must be in writing.

13.7 Successors Bound. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and any corporation, partnership or other entity into or with which any Party hereto may merge, consolidate or reorganize.

13.8 Assignment. Except as otherwise provided herein, no Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Party, which consent shall not be unreasonably denied, conditioned or delayed. Notwithstanding the foregoing, Licensor may assign any or all of its rights hereunder to an Affiliate, by written notice to Licensee.

13.9 Interpretation. The headings of sections or paragraphs contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

13 .1 0 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. The Parties hereby accept, and agree to waive challenge to, jurisdiction and venue in the state and federal courts located in Wilmington, Delaware.

13.11 Injunctive Relief. Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality or the exploitation and use of the Licensed Intellectual Property may cause irreparable harm, that may be difficult to ascertain and that monetary damages may not afford an adequate remedy. Accordingly, in addition to all other rights and remedies that may be available to the non-breaching Party under this Agreement or by law, such Party shall be entitled to seek, in the said courts and under the law mutually agreed to in Paragraph 13.1 0 above, injunctive relief without proof of damages.

13.12 Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused a duly authorized representative to execute this Agreement as of the day and year set forth above.

SARAH HERZOG MEMORIAL HOSPITAL EZRAT NASHIM (“Licensor”)	NEURORX, INC. (“Licensee”)

/s/ Yehezkel G. Caine, M.D M.Sc
Signature of Authorized Representative	Signature of Authorized Representative

Yehezkel G. Caine, M.D M.Sc
Name of Authorized Representative	Name of Authorized Representative

Title of Authorized Representative	Title of Authorized Representative

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused a duly authorized representative to execute this Agreement as of the day and year set forth above.

SARAH HERZOG MEMORIAL HOSPITAL EZRAT NASHIM (“Licensor”)	NEURORX, INC. (“Licensee”)

/s/ Jonathan C. Javitt, M.D.
Signature of Authorized Representative	Signature of Authorized Representative

Jonathan C. Javitt, M.D.
Name of Authorized Representative	Name of Authorized Representative

CEO
Title of Authorized Representative	Title of Authorized Representative

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APPENDIX A

Licensed Patents

I. EXISTING PATENTS/APPLICATIONS

COUNTRY	APPLICATION SERIAL NUMBER	FILING DATE	PATENT NUMBER	GRANT DATE
USA	13/982,460	09/29/2013	9,789,093	10/17/2017
USA	61/437,700	01/31/2011	N/A	N/A
USA	61/494,907	06/09/2011	N/A	N/A
USA	15/723,391	10/03/2017	N/A	N/A
USA	15/730,288	10/11/2017	N/A	N/A
USA	15/729,692	10/11/2017	N/A	N/A
PCT	PCT/IL2012/050034	01/30/2012	N/A	N/A
Europe	EP 12709702.0	01/30/2012	EP 2 670 409 B1	04/18/2018
Canada	CA 2,826,180	01/30/2012	N/A	N/A
Israel	227611	01/30/2012

II. ADDITIONAL PATENTS/APPLICATIONS

All patents or applications claiming the benefit of priority of any of the patents/applications in this Appendix A, section I hereinabove, including, without limitation, any continuations, continuations-in-part, divisions, reissues and reexaminations of any such patents and patent applications, any patents issuing from any of the foregoing, any extensions or supplementary patent certificates thereto, and all foreign counterparts and national validations of all Existing Patents.